The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.
Subject to Completion.
Amendment No. 1 dated March 26, 2024 to the Preliminary Pricing Supplement dated March 20, 2024
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261476
The Bank of Nova Scotia
$            Autocallable Contingent Coupon Trigger Notes
Linked to the Common Stock of PayPal Holdings, Inc. Due May 8, 2025
If the closing price of the common stock of PayPal Holdings, Inc. (the reference asset) on any observation date is less than 70.00% of the initial price, you will not receive a contingent coupon on the corresponding coupon payment date. The amount that you will be paid on your notes is based on the performance of the reference asset.
The notes will mature on the maturity date (expected to be May 8, 2025), unless they are automatically called on any observation date, commencing in October 2024 to and including April 2025. Your notes will be automatically called if the closing price of the reference asset on any such observation date is equal to or greater than the initial price (set on the trade date, expected to be April 5, 2024, and will be the closing price or an intra-day price of the reference asset on the trade date, which may be higher or lower than the closing price of the reference asset on the trade date). If your notes are automatically called, you will receive a payment for each $1,000 principal amount of your notes on the corresponding payment date (expected to be the 3rd business day after the relevant observation date) equal to $1,000 plus the contingent coupon with respect to such observation date (as described below).
Observation dates are expected to be the 5th calendar day of each month, commencing in May 2024 and ending in May 2025. If, on any observation date, the closing price of the reference asset is equal to or greater than 70.00% of the initial price, you will receive on the corresponding coupon payment date a contingent coupon of $12.209 for each $1,000 principal amount of your notes (1.2209% monthly, or the potential for up to approximately 14.65% per annum).
If your notes are not automatically called, the return on your notes, in addition to any contingent coupon otherwise due, will be based on the final price relative to the initial price. At maturity, for each $1,000 principal amount of your notes:
●	if the final price is equal to or greater than 70.00% of the initial price, you will receive an amount in cash equal to $1,000 plus a contingent coupon calculated as described above; or
●
if the final price is less than 70.00% of the initial price, you will receive a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, which is equal to the quotient of (i) $1,000 divided by (ii) the initial price. The value of the share delivery amount, as of the final valuation date, will be less than 70.00% of the principal amount of your notes and you will not receive a contingent coupon.

If the final price is less than 70.00% of the initial price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. In such circumstances, you will lose all or a substantial portion of your investment. Additionally, any decline in the price of the reference asset from the final valuation date to the maturity date will cause the return on your notes to be less than it would have been had we instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the final valuation date. For the avoidance of doubt, if the share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per note, if anything, equal to the product of the fractional share and the final price. In such event, you will receive no contingent coupon. Any payment or delivery on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-17 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $942.82 and $972.82 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-17 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions[1]	Up to 2.15%	$
Proceeds to The Bank of Nova Scotia[1]	At least 97.85%	$
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer
This amended preliminary pricing supplement amends, restates and supersedes in its entirety the original preliminary pricing supplement. We refer to this amended pricing supplement as the pricing supplement.
Pricing Supplement dated April , 2024

The Autocallable Contingent Coupon Trigger Notes Linked to the common stock of PayPal Holdings, Inc. Due May 8, 2025 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the reference asset including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the notes (including the contingent coupon) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting commissions, the structuring fee, other costs associated with selling and structuring the notes and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 principal amount).
Prior to                          , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after     , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-17 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
The terms included in the table below are expected to be as indicated, but such terms will be set on the trade date.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06418LBP0 / US06418LBP04
Type of Notes:	Autocallable Contingent Coupon Trigger Notes
Reference Asset:	The common stock of PayPal Holdings, Inc. (Bloomberg Ticker: PYPL UW)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $[●] in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of the final pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	Expected to be April 5, 2024
Original Issue Date:
Expected to be April 10, 2024
We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	The last observation date, which is expected to be May 5, 2025, subject to postponement as described under “— Observation Dates” below
Maturity Date:
Expected to be May 8, 2025, subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “— Coupon Payment Dates” below and “General Terms of the Notes — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement

Contingent Coupon:
Subject to the automatic call feature, on each coupon payment date, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to:
o      if the closing price of the reference asset is equal to or greater than the coupon barrier on the related observation date, $12.209 (1.2209% monthly, or the potential for up to approximately 14.65% per annum); or
o   If the closing price of the reference asset is less than the coupon barrier on the related observation date, $0.
Contingent coupons on the notes are not guaranteed. You will not receive a contingent coupon on a coupon payment date if the closing price of the reference asset is less than the coupon barrier on the related observation date.

Coupon Barrier:
70.00% of the initial price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein

Observation Dates:
Expected to be the 5th calendar day of each month, commencing in May 2024 and ending on the final valuation date (or, if any such day is not a trading day, the next following trading day)
Each observation date is subject to postponement for non-trading days and certain market disruption events as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement

Coupon Payment Dates:
The 3rd business day after each observation date, except that the coupon payment date with respect to the final valuation date will be the maturity date
If an observation date is postponed for any reference asset as described under “— Observation Dates” above, the related coupon payment date will also be postponed to maintain the same number of business days following the latest postponed observation date as existed prior to such postponement(s)

Automatic Call Feature:
If a redemption event occurs on any call observation date, then the notes will be automatically redeemed in whole and we will pay on the corresponding call payment date an amount in cash for each $1,000 principal amount of the notes equal to $1,000 plus the contingent coupon otherwise due with respect to such call observation date. Following an automatic call, no further payments or deliveries will be made on the notes.

Redemption Event:	A redemption event will occur if the closing price of the reference asset on any call observation date is equal to or greater than its initial price
Call Observation Dates:
Each observation date commencing with the observation date scheduled to occur in October 2024 and ending with the observation date scheduled to occur in April 2025, subject to postponement as described under “— Observation Dates” above

Call Payment Dates:
If the notes are automatically called, the call payment date will be the coupon payment date immediately following the relevant call observation date, subject to postponement as described under “—Coupon Payment Dates” above

Principal at Risk:	You may lose all or a substantial portion of your investment at maturity if the notes are not automatically called and the final price is less than the trigger price
Purchase at amount other than principal amount:
The amount we will pay upon an automatic call or at maturity will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date or, if the notes are automatically called, the applicable call payment date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. If you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final price is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at a discount reflecting selling commissions of up to 1.50% of the principal amount. GS&Co. proposes to initially offer the notes to the public at the original issue price set forth on the cover of this pricing supplement and to certain securities dealers at such price less a concession not in excess of 1.50% of the principal amount. In addition to the concession, GS&Co. will pay any such securities dealer a structuring fee of up to 0.65% of the principal amount.
A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
The actual commissions will be specified in the final pricing supplement.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “—The underwriting commissions, structuring fee and other expenses result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” in this pricing supplement.

Payment at Maturity:
If the notes are not automatically called, for each $1,000 principal amount of your notes, in addition to the final contingent coupon, if any, at maturity:
o   If the final price is equal to or greater than the trigger price, we will pay you an amount in cash equal to $1,000; or

o  If the final price is less than the trigger price, we will deliver to you a number of shares of the reference asset equal to the share delivery amount
In this case, the value of the share delivery amount, as of the final valuation date, will be less than 70.00% of the principal amount of your notes and you will not receive a contingent coupon. If the final price is less than the trigger price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. You will lose all or a substantial portion of your investment.
Additionally, in the event that the final price is less than the trigger price, any decline in the price of the reference asset from the final valuation date to the maturity date will cause the return on your notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the final valuation date.

Closing Price:
As used herein, the “closing price” of the reference asset on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price) on a per-share basis, on the principal national securities exchange on which the reference asset is listed for trading, or, if the reference asset is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of the reference asset.
If the closing price of the reference asset is not available as described above, then the closing price for the reference asset on any day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other affiliates.
If the reference asset is delisted or trading of the reference asset is suspended on its primary exchange, and the reference asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then the reference asset will continue to be deemed the reference asset. If the reference asset is delisted or trading of the reference asset is suspended on its primary exchange, and the reference asset is not immediately re-listed or approved for trading on a successor exchange, then the closing price for the reference asset with respect to the next succeeding observation date will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result, such closing price will be deemed to be the closing price of the reference asset on every remaining trading day to, and including, the final valuation date and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent.
Similarly, if the issuer of the reference asset (the “reference asset issuer”) or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates, then the closing price for the reference asset with respect to the next succeeding observation date will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result, such closing price will be deemed to be the closing price of the reference asset on every remaining trading day to, and including, the final valuation date and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent.

In certain special circumstances, the closing price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility”, “— Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes”, “— Anti-Dilution Adjustments Relating to a Reference Equity — Share-for-Cash Events and Issuer Merger Events” and the second paragraph under “— Anti-Dilution Adjustments Relating to a Reference Equity — Valuation of Distribution Property” in the accompanying product supplement shall be deemed to be deleted.

Initial Price:
The closing price or an intra-day price of the reference asset on the trade date
If the initial price is an intra-day price, it may be higher or lower than the closing price of the reference asset on the trade date

Final Price:	The closing price of the reference asset on the final valuation date
Trigger Price:
70.00% of the initial price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

Share Delivery Amount (per note):
A number of shares of the reference asset equal to the quotient of (i) $1,000 divided by (ii) the initial price, rounded to the nearest ten thousandth of one share.
Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per note, if anything, equal to the product of the share delivery amount and the final price.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Additional Amounts” and “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company

Trading Day:	A day on which the principal trading market for the reference asset is scheduled to be open for trading
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment or delivery on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts or shares owed to you under the notes and you could lose up to your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
This amended pricing supplement amends, restates and supersedes in its entirety the related pricing supplement dated March 20, 2024.

INVESTOR SUITABILITY

The notes may be suitable for you if:
•
You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes and the risk that you may lose all or a substantial portion of your investment

•
You are willing to make an investment that, if the notes are not automatically called and the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset

•
You can tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in the loss of all or a substantial portion of your investment

•
You believe the closing price of the reference asset will be equal to or greater than the coupon barrier on the specified observation dates and the final price will be equal to or greater than the trigger price on the final valuation date

•
You are willing to have your return limited by the automatic call feature if the closing price of the reference asset is equal to or greater than the initial price on one of the specified call observation dates, and you understand and accept that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•	You understand and accept that you will not participate in any appreciation the price of the reference asset and that your potential return is limited to the contingent coupons specified herein
•	You are willing to invest in the notes based on the contingent coupon, coupon barrier and trigger price specified on the cover hereof
•
You are willing to invest in notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes

•	You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset
•	You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income
•
You understand and accept that you will not be entitled to receive any dividends or distributions that may be paid to holders of the reference asset, nor will you have any voting rights with respect to the reference asset issuer

•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•
You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes or the risk that you may lose all or a substantial portion of your investment

•	You require an investment designed to guarantee a full return of principal at maturity
•	You cannot tolerate a loss of all or a substantial portion of your investment
•
You cannot tolerate receiving the share delivery amount at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in the loss of all or a substantial portion of your investment

•
You are not willing to make an investment that, if the notes are not automatically called and the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset

•	You believe the closing price of the reference asset will be less than the coupon barrier on one or more observation dates or the final price will be less than the trigger price
•	You seek an investment that participates in the full appreciation of the price of the reference asset or that has unlimited return potential

•	You are unwilling to invest in the notes based on the contingent coupon, coupon barrier or trigger price specified on the cover hereof
•	You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset
•	You seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income
•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the reference asset
•
You are unwilling to invest in notes that may be subject to an automatic call and you are otherwise unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market

•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL EXAMPLES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing prices and final price of the reference asset on an observation date, call observation date and on the final valuation date, respectively, could have on the amount payable on a coupon payment date or the payment at maturity, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of closing prices that are entirely hypothetical; the prices of the reference asset on any day throughout the term of the notes, including the closing price on any observation date or call observation date or the final price on the final valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the price of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the call payment date upon an automatic call or the maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Contingent coupon	$12.209 for each $1,000 principal amount of your notes
Coupon barrier	70.00% of the initial price
Trigger price	70.00% of the initial price
Neither a market disruption event nor a non-trading day occurs on an originally scheduled observation date (including the originally scheduled final valuation date) or call observation date
No change in or affecting the reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date or until automatically called on a call payment date.
Moreover, we have not yet set the initial price that will serve as the baseline for determining the contingent coupon payable on any coupon payment date, if any, whether the notes will be automatically called and the amount that we will pay on your notes upon an automatic call or at maturity. We will not do so until the trade date. As a result, the actual initial price may differ substantially from the price of the reference asset prior to the trade date.
For these reasons, the actual performance of the reference asset over the term of your notes, the actual closing price of the reference asset on any observation date or call observation date, the contingent coupon payable, if any, on any coupon payment date, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the reference asset shown elsewhere in this pricing supplement. For information about the historical prices of the reference asset, see “Information Regarding the Reference Asset” below. Before investing in the notes, you should consult publicly available information to determine the prices of the reference asset between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset.
Hypothetical Contingent Coupon Payments
The examples below show hypothetical performance of the reference asset and the effect of the automatic call feature, as well as the hypothetical contingent coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 principal amount of the notes if the closing price of the reference asset is equal to or greater than the coupon barrier on the applicable observation date. These below scenarios reflect only the payment of any hypothetical contingent coupons with respect to each observation date and the effect of the automatic call feature, and do not reflect the payment at maturity if the notes are not automatically called.
Scenario 1
Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd	45.00%	$0.00
3rd	120.00%	$12.209**
4th	35.00%	$0.00
5th	45.00%	$0.00
6th*	85.00%	$12.209**
7th*	30.00%	$0.00
8th*	40.00%	$0.00
9th*	45.00%	$0.00
10th*	40.00%	$0.00
11th*	30.00%	$0.00
12th*	45.00%	$0.00
Final Valuation Date	40.00%	$0.00
	Total Hypothetical Contingent Coupons:	$24.418
* Each of these hypothetical observation dates is also a hypothetical call observation date.
** The hypothetical closing price of the reference asset on the hypothetical observation date is equal to or greater than the coupon barrier.
In this scenario, the closing price of the reference asset increases and decreases by varying amounts on each hypothetical observation date. Because the closing price of the reference asset is less than the initial price on each hypothetical call observation date, the notes will not be automatically called. Because the closing price of the reference asset on the third and sixth hypothetical observation dates is equal to or greater than the coupon barrier, you would receive the contingent coupon with respect to each such hypothetical observation date. Because the closing price of the reference asset on all of the other hypothetical observation dates is less than the coupon barrier, no other contingent coupons would be paid, including at maturity. The total of the hypothetical contingent coupons you would receive in this scenario is $24.418. Because the final price is less than the trigger price, BNS will deliver the share delivery amount at maturity (with cash paid in lieu of any fractional share, equal to the product of such fractional share and the final price). See “Hypothetical Payments at Maturity” below.

Scenario 2
Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd	45.00%	$0.00
3rd	30.00%	$0.00
4th	40.00%	$0.00
5th	45.00%	$0.00
6th*	35.00%	$0.00
7th*	30.00%	$0.00
8th*	40.00%	$0.00
9th*	45.00%	$0.00
10th*	40.00%	$0.00
11th*	35.00%	$0.00
12th*	45.00%	$0.00
Final Valuation Date	40.00%	$0.00
	Total Hypothetical Contingent Coupons:	$0.00
* Each of these hypothetical observation dates is also a hypothetical call observation date.
In this scenario, the closing price of the reference asset increases and decreases by varying amounts on each hypothetical observation date. Because the closing price of the reference asset is less than the initial price on each hypothetical call observation date, the notes will not be automatically called. Because the closing price of the reference asset on each hypothetical observation date is less than the coupon barrier, you will not receive any contingent coupons during the term of the notes. Accordingly, you would not receive a positive return on the notes. Conversely, because the final price is less than the trigger price, BNS will deliver the share delivery amount at maturity (with cash paid in lieu of any fractional share, equal to the product of such fractional share and the final price). See “Hypothetical Payments at Maturity” below.
Scenario 3
Hypothetical Observation date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd	45.00%	$0.00
3rd	30.00%	$0.00
4th	40.00%	$0.00
5th	45.00%	$0.00
6th*	105.00%	$12.209
	Total Hypothetical Contingent Coupons:	$12.209
* Each of these hypothetical observation dates is also a hypothetical call observation date.
In this scenario, on each of the hypothetical observation dates prior to the sixth observation date the closing price of the reference asset is less than the coupon barrier and, accordingly, no contingent coupon is due with respect to any such hypothetical observation date. On the sixth hypothetical observation date, which is also the first hypothetical call observation date, the closing price of the reference asset is equal to or greater than the initial price and the notes are therefore automatically called. On the corresponding call payment date, in addition to the contingent coupon of $12.209, you will receive an amount in cash equal to $1,000 for each $1,000 principal amount of your notes. In this scenario, your total return on the notes would be 1.2209%.

Hypothetical Payment at Maturity
If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing price of the reference asset is less than the initial price), the payment at maturity we would pay for each $1,000 principal amount of your notes will depend on the performance of the reference asset, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects the hypothetical payment at maturity that you could receive. The prices in the left column of the table below represent hypothetical final prices and are expressed as percentages of the initial price. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final price, and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final price and the assumptions noted above, and calculated as of the final valuation date.

The Notes Have Not Been Automatically Called
Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity* (as Percentage of Principal Amount)
150.000%	100.000%
140.000%	100.000%
130.000%	100.000%
120.000%	100.000%
110.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%**
60.000%	60.000%**
50.000%	50.000%**
25.000%	25.000%**
0.000%	0.000%**
* Does not include the final contingent coupon, if any
** Represents the value of the share delivery amount, calculated as of the final valuation date. In the event that the final price is less than the trigger price, any decline in the price of the reference asset from the final valuation date to the maturity date will cause your return on the notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the share delivery amount, calculated as of the final valuation date.
If, for example, the notes have not been automatically called and the final price were determined to be 25.000% of the initial price, the value of the share delivery amount as of the final valuation date would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final price were determined to be 150.000% of the initial price, the payment at maturity that we would pay on your notes (in addition to the contingent coupon with respect to the final valuation date) would be limited to 100.000% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final price from the initial price.

Any payment or delivery on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts or shares owed to you under the notes and you could lose up to your entire investment.
The amounts payable on the notes on a coupon payment date, upon an automatic call or at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the reference asset that may not be achieved on an observation date (including the final valuation date) or a call observation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical contingent coupons or hypothetical payments upon an automatic call or at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments of any contingent coupons or upon an automatic call or at maturity on the notes held to a call payment date or the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual closing price of the reference asset on any observation date (including the final valuation date) or call observation date, or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of the reference asset and the market value of your notes at any time prior to the maturity date. The actual contingent coupon, if any, that you will receive on a coupon payment date, the actual amount that you will receive upon an automatic call or at maturity, and the rate of return on the notes, will depend on the actual initial price, which we will set on the trade date, and the actual closing prices on the observation dates or final price, as applicable, to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your notes on a coupon payment date, call payment date or on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose all or a substantial portion of your investment in the notes. If the notes are not automatically called, and the final price is less than the trigger price, BNS will deliver to you at maturity a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, the value of which, as of the final valuation date, will be less than 70.00% of the principal amount of your notes.
If you receive the share delivery amount, you are expected to suffer a loss on your investment based on the percentage decline in the price of the reference asset from the initial price to the final price. Additionally, in the event that the final price is less than the trigger price, any decline in the price of the reference asset from the final valuation date to the maturity date will cause your return on the notes to be less than the return you would have received had BNS instead paid you an amount in cash equal to the value of the share delivery amount calculated as of the final valuation date.
The return on your notes may change significantly despite only a small change in the price of the reference asset
If your notes are not automatically called and the final price is less than the trigger price, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final price to the trigger price will not result in a loss of principal on the notes, a decrease in the final price to less than the trigger price will result in a loss of a significant portion of the principal amount of the notes despite only a small incremental change in the price of the reference asset.
You may not receive any contingent coupons with respect to your notes
You may not receive any contingent coupons with respect to your notes. You will receive a contingent coupon on a coupon payment date only if the closing price of the reference asset is equal to or greater than the coupon barrier on the corresponding observation date. If the closing price of the reference asset is less than the coupon barrier on an observation date, you will not receive a contingent coupon on the corresponding coupon payment date. If the closing price of the reference asset is less than the coupon barrier on each observation date over the term of the notes, you will not receive any contingent coupons during the term of, and you will not receive a positive return on, your notes. Generally, this non-payment of any contingent coupon will coincide with a greater risk of principal loss on your notes.
The potential positive return on the notes is limited to the contingent coupons paid on the notes, if any, regardless of any appreciation in the price of the reference asset
The potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely by the sum of any contingent coupons paid over the term of the notes, regardless of any appreciation in the price of the reference asset. Further, if the notes are automatically called, you will not receive any contingent coupons or any other payment in respect of any observation dates after the call payment date. Because the notes may be subject to an automatic call, the total return on the notes could be less than if the notes had been outstanding until maturity. Therefore, if the appreciation in the price of the reference asset exceeds the sum of any contingent coupons actually paid on the notes, the return on the notes will be less than the return on a direct investment in the reference asset or in a security directly linked to the positive performance of the reference asset.

Your notes are subject to automatic redemption
We will automatically redeem all, but not part, of your notes on a call payment date if the closing price of the reference asset on the corresponding call observation date is equal to or greater than the initial price. Because the notes may be subject to automatic call as early as the first potential call payment date, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.
The contingent coupon will reflect, in part, the volatility of the reference asset and may not be sufficient to compensate you for the risk of loss at maturity
Generally, a higher volatility of the reference asset results in a greater likelihood that the closing price of the reference asset could be less than the coupon barrier on an observation date or the trigger price on the final valuation date. Volatility means the magnitude and frequency of changes in the price of the reference asset. This greater risk will generally be reflected in a higher contingent coupon for the notes than the interest rate payable on our conventional debt securities with a comparable term and higher coupon barrier and trigger price relative to those of otherwise comparable securities. However, while each of the contingent coupon, coupon barrier and trigger price is set on the trade date, the reference asset’s volatility can change significantly over the term of the notes, and may increase. The price of the reference asset could fall sharply on the observation dates, resulting in few or no contingent coupons or in the loss of a substantial portion or all of your investment.
The initial price of the reference asset may be based on an intra-day price of the reference asset, which may be higher or lower than the closing price of the reference asset on the trade date
The initial price of the reference asset will be its closing price or an intra-day price of the reference asset on the trade date. If the initial price of the reference asset is an intra-day price, it may be higher or lower than the closing price of the reference asset on the trade date. All things being equal, a higher initial price (relative to its closing price on the trade date) increases the likelihood of a lower return on the notes.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if you receive one or more contingent coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
The contingent repayment of principal applies only upon automatic call or on the maturity date
You should be willing to hold your notes to an automatic call or the maturity date. If you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the payment upon an automatic call or at maturity and any return on the notes may be less than such payment, even if the amount you receive is greater than the principal amount. You can receive the full benefit of the automatic call feature and the payment at maturity only if you hold your notes to an automatic call or the maturity date, as applicable, and the closing price of the reference asset on the applicable call observation date or the final valuation date, as the case may be, is equal to or greater than the initial price or trigger price, respectively.
Additionally, if you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the reference asset at such time is equal to or greater than the initial price or trigger price, respectively.

Any amounts payable on the notes are not linked to the closing price of the reference asset at any time other than on the applicable observation dates (including the final valuation date) and call observation dates (except in the case of tax redemptions)
Any payments or deliveries on the notes will be based on the closing price of the reference asset only on the applicable observation dates (including the final valuation date) and call observation dates. Therefore, the closing price of the reference asset on dates other than the applicable observation date or call observation date will have no effect on any amount paid in respect of your notes. In addition, if the notes are not automatically called, the payment at maturity will be based on the final price, which will be the closing price of the reference asset on the final valuation date. Therefore, for example, if the price of the reference asset dropped precipitously on the final valuation date, your return on the notes may be significantly less than it would otherwise have been had it been linked to the price of the reference asset prior to such drop. Although the actual closing prices of the reference asset on the coupon payment dates, call payment dates, maturity date or at other times during the term of the notes may be higher than the closing price of the reference asset on the observation dates, call observation dates or the final valuation date, you will not benefit from the closing price of the reference asset at any time other than on the applicable observation dates, call observation dates or the final valuation date, as the case may be (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
Holding the notes is not the same as holding shares of the reference asset
Holding the notes is not the same as holding shares of the reference asset. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the reference asset would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned shares of the reference asset. For instance, your potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely of any contingent coupons paid over the term of the notes, and you will not participate in any appreciation of the reference asset.
The return on your notes will not reflect any dividends paid on the reference asset
The return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the distributions paid on the shares of the reference asset. You will not receive any dividends that may be paid on shares of the reference asset. See “— Holding the notes is not the same as holding shares of the reference asset” above for additional information.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
Neither the payment of any contingent coupon or upon an automatic call nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the call payment date upon an automatic call or the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount.
In addition, the impact of the payment of any contingent coupon or upon an automatic call and the trigger price on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final price of the reference asset is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount or at a discount to the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment.

Risks Relating to Characteristics of the Reference Asset
The notes are subject to single stock risk
The return on the notes is directly linked to the performance of the reference asset, whether the closing price of the reference asset is equal to or greater than the coupon barrier on the observation dates and if the notes are not automatically called, whether the final price is equal to or greater than the trigger price. The price of the reference asset can rise or fall sharply due to factors specific to the reference asset and the reference asset issuer, as well as general market factors, such as general market volatility and prices, interest rates and economic, political and other conditions. You, as an investor in the notes, should make your own investigation into the reference asset and the reference asset issuer. For additional information, see “Information Regarding the Reference Asset” herein. We urge you to review financial and other information filed periodically by the reference asset issuer with the SEC.
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the price of the reference asset will rise or fall. There can be no assurance that the closing price of the reference asset will be equal to or greater than the coupon barrier on an observation date or that the final price will be equal to or greater than the trigger price on the final valuation date. The price of the reference asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the price of the reference asset. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset in particular and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the reference asset will result in your receiving an amount equal to or greater than the principal amount of your notes. Certain periods of historical performance of the reference asset would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.
Investors should investigate the reference asset as if making a direct investment in the reference asset
Investors should conduct their own diligence of the reference asset as an investor would if it were making a direct investment in the reference asset. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset issuer. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset issuer could affect any payment or delivery at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset.
There is no assurance as to the performance of the reference asset; past performance of the reference asset should not be taken as an indication of the future performance of the reference asset
The notes are linked directly to the price of the reference asset, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference asset. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by the reference asset issuer to invest in securities linked to the performance of the reference asset. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset should not be taken as a guarantee or assurance of the future performance of the reference asset, and it is impossible to predict whether the price of the reference asset will rise or fall during the term of the notes.
The Bank cannot control actions by the reference asset issuer and the reference asset issuer has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the reference asset issuer and have no ability to control or predict its actions, including any public disclosure regarding itself or the reference asset. The reference asset issuer is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, including the underwriting commissions and the structuring fee, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower, as discussed further under “— The underwriting commissions, structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
If the price of the reference asset changes, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference asset. Changes in the price of the reference asset may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
The underwriting commissions, structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes
The economic terms of the notes, as well as the difference between the Bank’s initial estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the underwriting commissions, the structuring fee and hedging costs paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which SCUSA or GS&Co. will buy or sell your notes (if SCUSA or GS&Co. makes a market, which they are not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the underwriting commissions, the structuring fee and other expenses, including hedging costs, paid in connection with the notes. See “— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the price of the reference asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing price of the reference asset;
•	the dividend rate of the reference asset;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the closing price of the reference asset;

•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the reference asset over the full term of the notes, (ii) volatility of the price of the reference asset and the market’s perception of future volatility of the price of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the automatic call feature and the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated price of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing shares of the reference asset and/or options or futures or other instruments linked to the reference asset. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the price of the reference asset. Any of these hedging activities may adversely affect the price of the reference asset and, therefore the market value of the notes and the amount you will receive on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the reference asset issuer and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the reference asset issuer, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the reference asset, including the initial price of the reference asset, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co. and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset.
There is no affiliation between the reference asset issuer and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the reference asset issuer. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset issuer. You should make your own investigation into the reference asset and the reference asset issuer. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset issuer.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, including in its determination of the initial price of the reference asset as discussed under “— Risks Relating to Return Characteristics — The initial price of the reference asset may be based on an intra-day price of the reference asset, which may be higher or lower than the closing price of the reference asset on the trade date”. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the reference asset and the value of, and amount payable on, the notes.
The calculation agent can postpone an observation date (including the final valuation date) or call observation date for the notes if a market disruption event with respect to the reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be an observation date (including the final valuation date) or call observation date (for purposes of this paragraph, each a “valuation date”), a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, such valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although such valuation date will not be postponed by more than eight trading days. Moreover, if a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable valuation date, and the calculation agent will determine the applicable closing price or final price that must be used to determine whether a contingent coupon is payable on the notes, whether the notes are subject to an automatic call or the payment at maturity, as applicable. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting the reference asset, the calculation agent may make adjustments to the initial price, closing price on any coupon observation or call observation date and/or the final price, as applicable, share delivery amount and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and return on, the notes may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and return on, the notes, if any. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.
If the reference asset is delisted or trading of the reference asset is suspended on the primary exchange for the reference asset, and the reference asset is not immediately re-listed or approved for trading on a successor exchange, the final price may be determined by the calculation agent and, to the extent any share delivery amount is owed, we will instead pay an amount in cash equal to the value thereof, as determined by the calculation agent. See “Summary — Closing Price” herein.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment or delivery to be made on the notes, including the payment of any contingent coupon, upon an automatic call or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to an automatic call or maturity, you may receive substantially less than the principal amount of your notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

The reference asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.
We have derived all information contained herein regarding the reference asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information regarding the reference asset. The closing prices for the reference asset may be adjusted by Bloomberg Professional® (“Bloomberg”). for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
PayPal Holdings, Inc.
According to publicly available information, PayPal Holdings, Inc. (“PayPal”) is a digital payments company and technology platform that enables digital and mobile payments on behalf of consumers and merchants. Information filed by PayPal with the SEC can be located by reference to its SEC file number: 001-36859, or its CIK Code: 0001633917. PayPal’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PYPL”.
Historical Information
We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the reference asset from January 1, 2019 through March 22, 2024. The closing price of the reference asset on March 22, 2024 was $64.77.
Past performance of the reference asset is not indicative of the future performance of the reference asset. No assurance can be given as to the closing price of the reference asset on any day during the term of the notes, and we cannot give you any assurance that the performance of the reference asset will result in a positive return on your investment.
Historical Performance of the Common Stock of PayPal Holdings, Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting selling commissions of up to 1.50% of the principal amount. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public at the original issue price set forth on the cover of this pricing supplement and to a securities dealer at such price less a concession not in excess of 1.50% of the principal amount. In addition to the concession described above, GS&Co. will pay a structuring fee of up to 0.65% of the principal amount to an affiliate of such dealer in connection with certain services provided by such affiliate to the dealer.
A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
The actual commissions will be specified in the final pricing supplement.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on November 28, 2023 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the notes as prepaid derivative contracts with respect to the reference asset. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or call settlement date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, if the notes are cash settled, you should generally recognize gain or loss upon the taxable disposition of the notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the reference asset that you may receive at maturity in connection with your investment in the notes. If your notes are physically settled at maturity by delivery to you of shares of the reference asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the reference asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the reference asset received at maturity.

If the notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the reference asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the reference asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the notes and should have a holding period in the shares of the reference asset beginning on the day after receipt of the share delivery amount. With respect to any cash received in lieu of a fractional share of the reference asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the share delivery amount is treated as a taxable settlement of the notes followed by a purchase of the shares of the reference asset pursuant to the original terms of the notes. If the receipt of the share delivery amount is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
If the notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the reference asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the reference asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the notes and should have a holding period in the shares of the reference asset beginning on the day after receipt of the share delivery amount. With respect to any cash received in lieu of a fractional share of the reference asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the share delivery amount is treated as a taxable settlement of the notes followed by a purchase of the shares of the reference asset pursuant to the original terms of the notes. If the receipt of the share delivery amount is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
If the notes are physically settled by delivery to you of a number of shares of the reference asset equal to the share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such reference asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the reference asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.
Section 897. We will not attempt to ascertain whether the reference asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the reference asset issuer and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the reference asset issuer as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to the reference asset, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset or the notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset or the notes. If you enter, or have entered, into other transactions in respect of the reference asset or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there may be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences, and any shares of the reference asset received, arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).